SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  August 16, 2007

Northern States Power Company
(Exact name of registrant as specified in its charter)

Minnesota
(State or other jurisdiction of incorporation)

000-31387	41-1967505
(Commission File Number)	(IRS Employer Identification No.)

414 Nicollet Mall, Mpls, MN	55401
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code   612-330-5500

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

As previously reported, most recently in our Form 10-K for the year ended December 31, 2006 and Form 10-Q for the quarter ended June 30, 2007, in November 2006, Northern States Power Company, a Minnesota corporation, (NSP-Minnesota) filed a request with the Minnesota Public Utilities Commission (MPUC) to increase Minnesota natural gas rates by $18.5 million, which represents an increase of 2.4 percent. The request is based on 11.0 percent return on equity (ROE), a projected equity ratio of 51.98 percent and a natural gas rate base of $439 million. Interim rates, subject to refund, were set at a $15.9 million increase and went into effect on Jan. 8, 2007.

On April 10, 2007, NSP-Minnesota filed its rebuttal testimony and revised its requested relief to $16.8 million.  The revised request was caused primarily by an updated ROE estimate of 10.75 percent and an update to the sales forecast.  On April 24, 2007, the Minnesota Department of Commerce filed surrebuttal testimony recommending a rate increase of $10.9 million based on an updated ROE of 9.5 percent.  The Office of Attorney General filed surrebuttal testimony that continued to recommend a 9.26 percent ROE.  The Administrative Law Judge issued a report on July 26, 2007, recommending a 9.4 percent ROE and a $10.8 million increase.

On Aug. 16, 2007, the MPUC approved an increase in Minnesota natural gas rates of approximately $11.9 million based on an ROE of 9.71 percent and equity ratio of 51.98 percent. The MPUC order is expected in early September and final rates are projected to be implemented in late 2007.  Interim rates collected in excess of the approved increase will be refunded to customers in early 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Northern States Power Company (a Minnesota Corporation)

/s/BENJAMIN G.S. FOWKE III
Benjamin G.S. Fowke III
Vice President and Chief Financial Officer

August 20, 2007